--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  -------------

        Date of Report (Date of earliest event reported) August 26, 2003

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


        North Carolina              0-12781                   56-1001967
(State or other jurisdiction  (Commission File No.)          (IRS Employer
      of incorporation)                                    Identification No.)



                              101 South Main Street
                        High Point, North Carolina 27260
                    (Address of principal executive offices)
                                 (336) 889-5161
              (Registrant's telephone number, including area code)





          (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

                                      INDEX
                                      -----


                                                                         Page
                                                                         ----
Item 7 -  Exhibits                                                         3
Item 12 - Results of Operations and Financial Condition                    3
Signature                                                                  4
Exhibits

Item 7 -- Exhibits

99(a) News Release dated August 26, 2003

99(b) Financial Information Release dated August 26, 2003

Item 12 -- Results of Operations and Financial Condition

On August 26, 2003, Culp, Inc. (the "Registrant") issued a news release to announce its financial results for the quarter ended August 3, 2003. The news release is attached hereto as Exhibit 99(a).

Also on August 26, 2003, the Registrant released a Financial Information Release containing additional financial information and disclosures about the Registrant's first quarter ended August 3, 2003. The news release and financial information release contain disclosures about free cash flow, a non-GAAP performance measure, that management believes provides useful information to investors because it measures the company's available cash flow for potential debt repayment, stock repurchases and additions to cash, cash equivalents and short-term investments.


Forward Looking Information. This Report and the exhibits attached hereto contain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and
Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                           SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CULP, INC.
                                            (Registrant)


                                    By:     Franklin N. Saxon
                                            -----------------
                                            Executive Vice President and
                                            Chief Financial Officer





Dated:  August 26, 2003
        ---------------

Exhibit 99(a)

                                 NEWS RELEASE

Investor Contact:  Kathy J. Hardy       Media Contact:  Kenneth M. Ludwig
                   Corporate Secretary                  Senior Vice President,
                   336-888-6209                         Human Resources
                                                        336-889-5161


               CULP ANNOUNCES FIRST QUARTER FISCAL 2004 RESULTS


HIGH POINT, N.C. (August 26, 2003) - Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter of fiscal 2004 ended August 3, 2003. The highlights include:

o Net loss of $0.04 per share diluted, a smaller loss than management's projection earlier in the quarter of a net loss of $0.06 to $0.13 per share diluted

o Gain in mattress ticking sales of 4.6 percent, representing the best quarterly sales increase in over a year for this segment

o Cash, cash equivalents and short-term investments increased to $30.1 million from $24.4 million at the end of fiscal 2003, reflecting free cash flow of $5.7 million

o Earnings expectation for the second quarter of fiscal 2004 is net income of $0.12 to $0.19 per diluted share.

For the three months ended August 3, 2003, net sales were $73.7 million compared with $86.0 million a year ago, a 14.3 percent decline. The first quarter of fiscal 2004 included 14 weeks versus 13 weeks for the same quarter of fiscal 2003. The company reported a net loss of $411,000, or $0.04 per diluted share, for the first quarter of fiscal 2004 compared with income before the cumulative effect of accounting change of $915,000, or $0.08 per diluted share, for the first quarter of fiscal 2003. Including the cumulative effect of accounting change, the company reported a net loss for the first quarter of fiscal 2003 of $23.2 million, or $2.04 per diluted share. In the first quarter of 2003, the company recorded a non-cash goodwill impairment charge, net of income taxes, of $24.2 million, or $2.12 per diluted share.

"The first quarter of our fiscal year is typically the slowest period for Culp and the furniture industry due to scheduled plant vacation shutdowns," commented Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc. "The seasonal slowdown, combined with the continued significant weakness in consumer demand for furniture throughout the summer, made this quarter's sales particularly challenging. While we reported a modest loss, we are encouraged that the overall results were better than we had originally projected at the beginning of the quarter.

CFI Announces First Quarter 2004 Results
Page 3
August 26, 2003

                                    -MORE-

"We are particularly pleased with the positive trends in the mattress ticking segment as the bedding industry has enjoyed a modest rebound in sales over the summer months," said Culp. "Mattress ticking sales were $27.2 million for the first quarter of fiscal 2004, a 4.6 percent increase compared with $26.0 million in the first quarter of fiscal 2003. These favorable results are encouraging as demand in the bedding industry has generally been one of the first categories in the home furnishings industry to pick up after a down cycle. In the upholstery fabrics segment, net sales declined 22.5 percent for the first quarter of fiscal 2004 compared with the same period a year ago. The decline in sales in this segment was in line with our expectations and reflects very soft demand by furniture retailers. Additional factors likely affecting the demand for upholstery fabrics are the increasing consumer preference for leather furniture and an increase in imported fabrics.

"One of our key financial objectives for fiscal 2004 is to continue to capitalize on the strength of our balance sheet," added Culp. "We believe that having a solid financial position in this difficult business environment provides Culp with a distinct competitive advantage. As of August 3, 2003, our balance sheet reflects $30.1 million in cash, cash equivalents and short-term investments compared with $24.4 million at the end of fiscal 2003, reflecting free cash flow of $5.7 million during the first quarter. In addition, with the considerable progress we made in fiscal 2003 in further reducing our debt, we now have $76.6 million in long-term debt and a debt-to-capital ratio of 44.5 percent compared with 49.9 percent a year ago."

Commenting on the business outlook, Culp added, "While the furniture retail environment has not demonstrated any signs of a sustainable recovery, we continue to believe we will see a modest pick up in sales this fall, as is typical in the furniture industry. Overall, we expect the drop in consolidated sales for the second quarter to be considerably less than the first quarter decline of 14.3 percent. While mattress ticking segment sales are expected to be consistent with second quarter sales of last year, upholstery fabric segment sales are expected to decrease substantially less than the first quarter decline of 22.5 percent. With the softness in the furniture industry and the lack of visibility into the quarter to date, it is difficult to predict the company's profitability level for the next quarter. However, at this time, we expect to report net income in the range of $0.12 to $0.19 per share diluted, with the actual results depending primarily upon the level of demand throughout the quarter. We remain confident that we have taken the actions necessary to right-size the company and position Culp to benefit from opportunities that we believe will exist after this challenging business cycle ends."

                                    -END-

Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of
1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include  but  are  not  limited  to  statements  about  expectations  for  the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                  CULP, INC.
                         Condensed Financial Highlights

                                                        Three Months Ended
                                                     -----------------------
                                                      August 3,      July 28,
                                                        2003           2002
                                                     -----------   -----------
Net sales                                            $73,676,000   $86,008,000
                                                     ===========   ===========

Income (loss) before cumulative effect of
   accounting change                                 $  (411,000) $    915,000
Cumulative effect of accounting change, net
   of income taxes                                            -0-  (24,151,000)
                                                     -----------  ------------
Net loss                                             $  (411,000) $(23,236,000)
                                                     ===========  ============

Basic and diluted income (loss) per share:
  Income (loss) before cumulative effect of
    accounting change                                $     (0.04) $       0.08
  Cumulative effect of accounting change                    0.00         (2.12)
                                                     -----------  ------------
  Net loss                                           $     (0.04) $      (2.04)
                                                     ===========  ============

Average shares outstanding:
  Basic                                               11,515,000    11,383,000
  Diluted                                             11,515,000    11,765,000

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

                                                       August 3,     July 28,
                                                         2003          2002
                                                      ----------   -----------
Net cash provided by operating activities            $ 7,888,000  $  5,428,000
Capital expenditures                                  (1,875,000)   (1,109,000)
Payments on vendor-financed capital expenditures        (287,000)     (244,000)
                                                      ----------   -----------
Free cash flow                                       $ 5,726,000  $  4,075,000
                                                      ==========   ===========

Exhibit 99(b)
                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
           FOR THE THREE MONTHS ENDED AUGUST 3, 2003 AND JULY 28, 2002

                (Amounts in Thousands, Except for Per Share Data)

                                                                               THREE MONTHS ENDED (UNAUDITED)
                                                    --------------------------------------------------------------------------------

                                                              Amounts                                      Percent of Sales
                                                    ----------------------------                     -------------------------------
                                                     August 3,      July 28,          % Over
                                                       2003           2002            (Under)           2004             2003
                                                    -----------   ------------   ---------------   --------------   -------------
Net sales                                        $      73,676         86,008        (14.3) %          100.0 %         100.0 %
Cost of sales                                           62,103         72,154        (13.9) %           84.3 %          83.9 %
                                                    -----------   ------------   --------------    -------------    -------------
     Gross profit                                       11,573         13,854        (16.5) %           15.7 %          16.1 %

Selling, general and
  administrative expenses                               10,605         10,437          1.6  %           14.4 %          12.1 %
                                                    -----------   ------------   --------------    -------------    -------------
     Income from operations                                968          3,417        (71.7) %            1.3 %           4.0 %

Interest expense                                         1,497          1,903        (21.3) %            2.0 %           2.2 %
Interest income                                           (122)          (150)       (18.7) %           (0.2)%          (0.2)%
Other expense                                              245            211         16.1  %            0.3 %           0.2 %
                                                    -----------   ------------   --------------    -------------    -------------
     Income (loss) before income taxes                    (652)         1,453       (144.9) %           (0.9)%           1.7 %
Income taxes *                                            (241)           538       (144.8) %           37.0 %          37.0 %
                                                    -----------   ------------   --------------    -------------    -------------
Income (loss) before cumulative effect of
  accounting change                                       (411)           915       (144.9) %           (0.6)%           1.1 %


Cumulative effect of accounting change,
  net of income taxes                                        0        (24,151)
                                                    -----------   ------------

     Net loss                                    $        (411)       (23,236)
                                                    ===========   ============


Basic income (loss) per share:
     Income (loss) before cumulative effect of
       accounting change                         $       (0.04)          0.08       (144.4) %
     Cumulative effect of accounting change               0.00          (2.12)       100.0  %
                                                    -----------   ------------   -----------
     Net loss                                    $       (0.04)         (2.04)        98.3  %
                                                    ===========   ============   ===========

Diluted income (loss) per share:
     Income (loss) before cumulative effect of
       accounting change                         $       (0.04)          0.08       (145.9) %
     Cumulative effect of accounting change               0.00          (2.12)       100.0  %
                                                    -----------   ------------   -----------
     Net loss                                    $       (0.04)         (2.04)        98.3  %
                                                    ===========   ============   ===========

Average shares outstanding                              11,515         11,383          1.2  %
Average shares outstanding, assuming dilution           11,515         11,765         (2.1) %


* Percent of sales column for income taxes is calculated as a % of income (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
                        AUGUST 3, 2003 AND JULY 28, 2002
                                    Unaudited
                             (Amounts in Thousands)

                                                                   Amounts                    Increase
                                                         --------------------------          (Decrease)
                                                     August 3,        July 28,      ------------------------------    * April 27,
                                                       2003             2002         Dollars       Percent              2003
                                                   --------------    -----------   ------------   --------------   ---------------
Current assets
     Cash and cash equivalents                  $         15,094         25,071        (9,977)        (39.8) %             14,355
     Short-term investments                               15,014              0        15,014         100.0  %             10,043
     Accounts receivable                                  24,227         34,719       (10,492)        (30.2) %             32,259
     Inventories                                          49,275         59,721       (10,446)        (17.5) %             49,552
     Deferred income taxes                                12,303          9,447         2,856          30.2  %             12,303
     Other current assets                                  4,001          4,251          (250)         (5.9) %              3,204
                                                   --------------    -----------   ------------   --------------   ---------------
                   Total current assets                  119,914        133,209       (13,295)        (10.0) %            121,716

Property, plant & equipment, net                          83,299         89,201        (5,902)         (6.6) %             84,962
Goodwill                                                   9,240          9,503          (263)         (2.8) %              9,240
Other assets                                               1,934          4,046        (2,112)        (52.2) %              2,235
                                                   --------------    -----------   ------------   --------------   ---------------

                   Total assets                 $        214,387        235,959       (21,572)         (9.1) %            218,153
                                                   ==============    ===========   ============   ==============   ===============



Current liabilities
     Current maturities of long-term debt       $            517            455            62          13.6  %                500
     Accounts payable                                     18,648         23,678        (5,030)        (21.2) %             19,874
     Accrued expenses                                     12,856         13,375          (519)         (3.9) %             14,071
     Accrued restructuring                                 7,141          1,864         5,277         283.1  %              7,743
     Income taxes payable                                      0              0             0         100.0  %                349
                                                   --------------    -----------   ------------   --------------   ---------------
                   Total current liabilities              39,162         39,372          (210)         (0.5) %             42,537

Long-term debt                                            76,034         96,078       (20,044)        (20.9) %             76,000

Deferred income taxes                                      3,851          3,502           349          10.0  %              3,851
                                                   --------------    -----------   ------------   --------------   ---------------
                   Total liabilities                     119,047        138,952       (19,905)        (14.3) %            122,388

Shareholders' equity                                      95,340         97,007        (1,667)         (1.7) %             95,765
                                                   --------------    -----------   ------------   --------------   ---------------

                   Total liabilities and
                   shareholders' equity         $        214,387        235,959       (21,572)         (9.1) %            218,153
                                                   ==============    ===========   ============   ==============   ===============

Shares outstanding                                        11,515         11,483            32           0.3  %             11,515
                                                   ==============    ===========   ============   ==============   ===============

*Derived from audited financial statements

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE THREE MONTHS ENDED AUGUST 3, 2003 AND JULY 28, 2002
                                    Unaudited
                             (Amounts in Thousands)

                                                                                            THREE MONTHS ENDED
                                                                                       ------------------------------
                                                                                                  Amounts
                                                                                       ------------------------------
                                                                                        August 3,         July 28,
                                                                                           2003             2002
                                                                                       -------------    -------------
Cash flows from operating activities:
       Net loss                                                                      $         (411)         (23,236)
       Adjustments to reconcile net loss to net cash
          provided by operating activities:
              Cumulative effect of accounting change, net of income taxes                         0           24,151
              Depreciation                                                                    3,444            3,641
              Amortization of other assets                                                       45              159
              Stock-based compensation                                                           53               52
              Changes in assets and liabilities:
                  Accounts receivable                                                         8,032            8,647
                  Inventories                                                                   277           (1,822)
                  Other current assets                                                         (797)            (114)
                  Other assets                                                                  256              (18)
                  Accounts payable                                                             (845)          (2,366)
                  Accrued expenses                                                           (1,215)          (3,085)
                  Accrued restructuring expenses                                               (602)            (581)
                  Income taxes payable                                                         (349)               0
                                                                                       -------------    -------------
                     Net cash provided by operating activities                                7,888            5,428
                                                                                       -------------    -------------

Cash flows used in investing activities:
       Capital expenditures                                                                  (1,875)          (1,109)
       Purchases of short-term investments                                                   (5,038)               0
                                                                                       -------------    -------------
                     Net cash used in investing activities                                   (6,913)          (1,109)
                                                                                       -------------    -------------

Cash flows used in financing activities:
       Payments on vendor-financed capital expenditures                                        (287)            (244)
       Proceeds from issuance of long-term debt                                                  51                0
       Principal payments of long-term debt                                                       0          (11,951)
       Proceeds from common stock issued                                                          0              954
                                                                                       -------------    -------------
                     Net cash used in financing activities                                     (236)         (11,241)
                                                                                       -------------    -------------

Increase (decrease) in cash and cash equivalents                                                739           (6,922)

Cash and cash equivalents at beginning of period                                             14,355           31,993
                                                                                       -------------    -------------

Cash and cash equivalents at end of period                                          $        15,094           25,071
                                                                                       =============    =============



Free Cash Flow (1)                                                                  $         5,726            4,075
                                                                                       =============    =============


---------------------------------------------------------------------------------------------------------------------

(1)  Free Cash Flow reconciliation is as follows:                                        1st QTR            1st QTR
                                                                                         FY 2004            FY 2003
                                                                                      -------------     -------------
A)     Net cash provided by operating activities                                           7,888             5,428
B)     Minus:  Capital Expenditures                                                       (1,875)           (1,109)
C)     Minus:  Payments on vendor-financed capital expenditures                             (287)             (244)
                                                                                      -------------     -------------
                                                                                           5,726             4,075
                                                                                      =============     =============

---------------------------------------------------------------------------------------------------------------------

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                 AUGUST 3, 2003

                                          FISCAL 03                          FISCAL 04
                                       ----------------    --------------------------------------------
                                             Q1                   Q1        Q2        Q3      Q4
                                       ----------------    --------------------------------------------
INVENTORIES
   Inventory turns                             4.9                 5.0

RECEIVABLES
   Days sales in receivables                    34                  32

WORKING CAPITAL
   Current ratio                               3.4                 3.1
   Operating working capital turnover (1)      4.7                 5.1
   Operating working capital (1)           $70,762             $54,854

PROPERTY, PLANT & EQUIPMENT
   Depreciation rate                          6.4%                6.2%
   Percent property, plant &
     equipment are depreciated               60.6%               62.3%
   Capital expenditures                     $4,729 (2)          $1,781

LEVERAGE
   Total liabilities/equity                 143.2%              124.7%
   Long-term debt/equity                     99.5%               80.3%
   Long-term debt/capital employed           49.9%               44.5%
   Long-term debt                          $96,533             $76,551

OTHER
   Book value per share                      $8.45               $8.28
   Employees at quarter end                  2,900               2,383
   Sales per employee (annualized)        $116,163            $121,628
   Capital employed                       $193,540            $171,891

  (1) Working capital for this calculation is accounts receivable, inventories and accounts payable
  (2) Expenditures for entire year


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    SALES / GROSS PROFIT BY SEGMENT/DIVISION
           FOR THE THREE MONTHS ENDED AUGUST 3, 2003 AND JULY 28, 2002


                                                 (Amounts in thousands)

                                                                 THREE MONTHS ENDED (UNAUDITED)
                                             -----------------------------------------------------------------------

                                                     Amounts                                 Percent of Total Sales
                                             ----------------------------                  -------------------------
                                               August 03,        July 28,        % Over
Segment/Division Sales                            2003            2002          (Under)         2004           2003
-----------------------------------------    --------------   -----------    -----------   -----------   -----------
Upholstery Fabrics
    Culp Decorative Fabrics               $         28,008        34,771      (19.5) %        38.0 %        40.4 %
    Culp Velvets/Prints                             16,839        23,107      (27.1) %        22.9 %        26.9 %
    Culp Yarn                                        1,609         2,099      (23.3) %         2.2 %         2.4 %
                                             --------------   -----------    -----------   -----------   -----------
                                                    46,456        59,977      (22.5) %        63.1 %        69.7 %
Mattress Ticking
     Culp Home Fashions                             27,220        26,031        4.6  %        36.9 %        30.3 %
                                             --------------   -----------    -----------   -----------   -----------

                                       *  $         73,676        86,008      (14.3) %       100.0 %       100.0 %
                                             ==============   ===========    ===========   ===========   ===========



Segment Gross Profit                                                                           Gross Profit Margin
-----------------------------------------                                                  -------------------------

Upholstery Fabrics                        $          5,501         8,000      (31.2) %        11.8 %        13.3 %

Mattress Ticking                                     6,072         5,854        3.7  %        22.3 %        22.5 %
                                             --------------   -----------    -----------   -----------   -----------

Gross Profit                              $         11,573        13,854      (16.5) %        15.7 %        16.1 %
                                             ==============   ===========    ===========   ===========   ===========


* U.S. sales were $65,482 and $75,585 for the first quarter of fiscal 2004 and fiscal 2003, respectively; The percentage decrease in U.S. sales was 13.4% for the first quarter

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
          FOR THE THREE MONTHS ENDED AUGUST 3, 2003 AND JULY 28, 2002


                                 (Amounts in thousands)

                                             THREE MONTHS ENDED (UNAUDITED)
                                       -----------------------------------------
                                                 Amounts
                                       ----------------------------
                                         August 3,      July 28,       % Over
              Geographic Area              2003           2002        (Under)
------------------------------------   --------------  ------------  -----------
North America (Excluding USA)       $          6,372         7,550    (15.6) %
Far East & Asia                                1,395         1,435     (2.8) %
All other areas                                  427         1,438    (70.3) %
                                       --------------  ------------  -----------

                                    $          8,194        10,423    (21.4) %
                                       ==============  ============  ===========

             Percent of total sales            11.1%         12.1%






                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
           for the three months ended August 3, 2003 and July 28, 2002




OVERVIEW

Highlights for the first quarter ended August 3, 2003, include:

  o Net loss of $0.04 per share diluted, which is a smaller loss than management's projection earlier in the quarter of a net loss of $0.06 to $0.13 per diluted share
  o Gain in mattress ticking sales of 4.6%, representing the best quarterly sales increase in over a year for this segment
  o Cash, cash equivalents and short-term investments increased to $30.1 million from $24.4 million at the end of fiscal 2003, reflecting free cash flow of $5.7 million
  o Earnings expectation for the second quarter of fiscal 2004 is net income of $0.12 to $0.19 per diluted share


     GENERAL -- For the first quarter of fiscal 2004, net sales decreased 14.3% to $73.7 million; and the company reported a net loss of $411,000, or $0.04 per share diluted, compared with income before the cumulative effect of accounting change of $915,000, or $0.08 per share diluted, in the first quarter of fiscal 2003. Including the cumulative effect of accounting change, the company reported a net loss for the first quarter of fiscal 2003 of $23.2 million, or $2.04 per share. In the first quarter of 2003, the company recorded a non-cash goodwill impairment charge, net of income taxes, of $24.2 million, or $2.12 per share diluted. The first quarter of fiscal 2004 included 14 weeks versus 13 weeks for the same quarter of fiscal 2003.

INCOME STATEMENT COMMENTS

     UPHOLSTERY FABRIC SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     NET SALES -- Upholstery fabric sales for the first quarter of fiscal 2004 decreased 22.5% to $46.5 million. The decline of $13.5 million is attributable to substantial reduced demand from customers due primarily to the overall general weakness in consumer demand for furniture, which continued throughout the first quarter of fiscal 2004. Additional factors that are likely affecting demand for upholstery fabrics are (1) an increase in consumer preference for leather furniture, and (2) an increase in imported fabrics, both in "piece goods" and "cut and sewn kits."

Upholstery  fabric yards sold during the first quarter were 10.8 million  versus
14.4 million in the first quarter of fiscal 2003, a decline of 25.0%. Average selling price was $4.13 for the first quarter compared to $4.02 in the same quarter of last year, an increase of 2.7%. This increase was due principally to the CDF division. Yarn sales were $1.6 million, down from $2.1 million in first quarter of fiscal 2003.

     GROSS PROFIT -- Gross profit for the first quarter of fiscal 2004 was $5.5 million, or 11.8%, versus $8.0 million, or 13.3% for the same quarter of last year. While gross profit in the CDF division was lower than the previous year, the majority of the decline was attributable to the CVP division, which experienced a significant decline in the sale of velvet fabrics.


     MATTRESS TICKING SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     NET SALES -- Mattress ticking sales for the first quarter of fiscal 2004 increased 4.6% to $27.2 million. This is the best quarter in terms of sales increases in over a year and reflects an improving bedding industry environment.

Mattress ticking yards sold during the first quarter of fiscal 2004 were 10.5 million, down less than 2% from 10.7 million in the same quarter of last year. The average selling price was $2.57 for the first quarter, compared to $2.44 the same quarter last year, an increase of 5.3%. This increase in average selling price reflects (a) a greater mix of woven ticking versus printed ticking, and
(b) a growing, but small, portion of the overall business that is knitted ticking.

     GROSS PROFIT -- For the first quarter of fiscal 2004, the mattress ticking segment reported gross profit dollars and margins of $6.1 million and 22.3%, respectively, compared with $5.9 million and 22.5% for the same period of last year.

     CHINA INITATIVE -- The company's previously announced initiative in China is moving forward on schedule. The company has received all the necessary business license approvals, and the general manager, which relocated to Shanghai, China in May, has set up the China facility for all the related administrative functions. As planned, the company will install finishing equipment and begin fabric inspection, testing and distribution functions at the China facility during the second fiscal quarter of 2004. Limited fabric finishing operations are anticipated to begin during the third fiscal quarter of 2004. Upon completion, the company believes the China platform will allow Culp to deliver value to customers by linking design expertise, finishing technology and U.S. quality standards with low-cost fabric manufacturers in China.

     SG&A EXPENSES -- SG&A expenses of $10.6 million for the first quarter increased $168,000, or 1.6%, from the prior year amount. As a percent of net sales, SG&A expenses increased to 14.4% from 12.1% the previous year. SG&A expenses in the first quarter included higher professional fees offset by a decrease in sales costs due to lower sales volume and lower bad debt expense.

     INTEREST EXPENSE AND INTEREST INCOME -- Interest expense for the first quarter declined to $1.5 million from $1.9 million the previous year due to significantly lower borrowings outstanding. Interest income decreased to $122,000 from $150,000 due principally to lower interest rates earned on cash balances during the first quarter of fiscal 2004 as compared to the same period a year ago.

     OTHER EXPENSE -- Other expense for the first quarter of fiscal 2004 totaled $245,000 compared with $211,000 in the prior year. The increase was principally due to the impact of a higher Canadian exchange rate, mostly offset by lower debt issue costs.

     INCOME TAXES -- The effective tax rate for the first quarter of fiscal 2004 and fiscal 2003 was 37%.

BALANCE SHEET COMMENTS

     CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - Cash, cash equivalents and short-term investments as of August 3, 2003 increased to $30.1 million from $24.4 at the end of fiscal 2003, reflecting free cash flow of $5.7 million for the first quarter of fiscal 2004 (see discussion of free cash flow below).

     WORKING CAPITAL -- Accounts receivable as of August 3, 2003 decreased 30.2% from the year-earlier level, due to lower sales volumes, the decline in international sales and related longer credit terms, repayment of past due balances, and an increase in the number of customers taking the cash discount for shorter payment terms. Days sales outstanding totaled 32 days at August 3, 2003 compared with 34 a year ago. Inventories at the close of the first quarter decreased 17.5% from a year ago. Inventory turns for the first quarter were 5.0 versus 4.9 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable-trade) was $54.9 million at August 3, 2003, down from $70.8 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT -- Capital spending for first quarter of fiscal 2004 was $1.8 million. Depreciation for the first quarter was $3.4 million, and is estimated at $14 million for the full fiscal year. For fiscal 2004, the company's capital expenditure budget is $8.0 million, of which $3.0 million is related to the company's China initiative.

     INTANGIBLE ASSETS -- As of August 3, 2003, $9.2 million in goodwill is the company's only intangible asset.

     LONG-TERM DEBT - All of the company's remaining $76.6 million in debt is totally unsecured and is comprised of a $75 million term loan, with a fixed interest rate of 7.76%, and a $1.6 million, non-interest bearing term loan with the Canadian government. Additionally, the company has a $15.0 million revolving credit line with a bank, of which no balance is outstanding at August 3, 2003. The first scheduled principal payment on the $75 million term loan is due March 2006 in the amount of $11.0 million. The Canadian government loan is repaid in annual installments of approximately $500,000 per year.

     The company's long-term debt to tangible capitalization (defined as long-term debt plus shareholders' equity minus goodwill) ratio was 47.1% at August 3, 2003. The company was in compliance with all financial covenants in its loan agreements as of August 3, 2003.


FREE CASH FLOW COMMENTS

     Free cash flow (see reconciliation on page 3 of this release) was $5.7 million for the first quarter of fiscal 2004 compared with $4.1 million for the same period last year. Significantly contributing to free cash flow was a reduction in accounts receivable, due primarily to lower sales volume during the first quarter of fiscal 2004.

BUSINESS OUTLOOK

     While the furniture retail environment has not demonstrated any signs of a sustainable recovery, the company believes that there will be a modest pick up in sales this fall, as is typical in the furniture industry. Overall, the company expects the drop in consolidated sales for the second quarter to be considerably less than the first quarter decline of 14.3%. While mattress ticking segment sales are expected to be consistent with second quarter sales of last year, upholstery fabric segment sales are expected to decrease substantially less than the first quarter decline of 22.5%. As a result of the lower sales in the upholstery fabric segment, the company is expecting somewhat lower overall gross profit compared with the second quarter of last year. With the softness in the furniture industry and the lack of visibility into the quarter to date, it is difficult to predict the company's profitability level for the next quarter. However, at this time the company expects to report net income in the range of $0.12 to $0.19 per diluted share, with the actual results depending upon the level of demand throughout the quarter. The company remains confident that the necessary actions have been taken to right-size Culp to benefit from market share opportunities that the company believes will exist after this challenging business cycle ends.